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                                                                      Exhibit 10

                                  LAW OFFICES
                           Drinker Biddle & Reath LLP
                              1345 Chestnut Street
                            Philadelphia, PA  19107
                           Telephone No. 215-988-2700
                              Fax No. 215-988-2757

                               February 17, 1998



M.S.D.& T. Funds, Inc.
Two Hopkins Plaza
Baltimore, MD  21201

          Re:  M.S.D.& T. Funds, Inc. - Class J Common Stock
               ---------------------------------------------

Gentlemen:

          We have acted as counsel for M.S.D.& T. Funds, Inc., a Maryland corporation (the "Company"), in connection with the registration by the Company of its shares of common stock, par value $.001 per share. The Articles of Incorporation of the Company authorize the issuance of ten billion (10,000,000,000) shares of common stock, which are divided into ten (10) classes, one of which is designated as Class J. The Board of Directors of the Company (the "Board") has previously authorized the issuance of shares of Class J common stock (the "Class J Common Stock") to the public. You have asked for our opinion on certain matters relating to the Class J Common Stock.

          We have reviewed the Company's Articles of Incorporation and Bylaws, resolutions of the Company's Board, certificates of public officials and of the Company's officers and such other legal and factual matters as we have deemed appropriate. We have also reviewed the Company's Registration Statement on Form N-1A under the Securities Act of 1933 (the "Registration Statement"), as amended through Post-Effective Amendment No. 21 thereto. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

          We have also assumed the following for purposes of this opinion:
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M.S.D. & T. Funds, Inc.
February 17, 1998
Page 2

          1. The shares of Class J Common Stock have been, and will continue to be, issued in accordance with the Articles of Incorporation and Bylaws of the Company and resolutions of the Company's Board and shareholders relating to the creation, authorization and issuance of Class J Common Stock.

          2. The Board will not change the number of shares of Class J Common Stock, or the preferences, limitations or relative rights of the Class J Common Stock after any shares of Class J Common Stock have been issued.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is authorized to issue Four Hundred Million (400,000,000) shares of Class J Common Stock.

          2. All necessary action by the Company to authorize the Class J Common Stock has been taken, and the Company has the power to issue the shares of Class J Common Stock.

          3. The shares of Class J Common Stock will be, when issued in accordance with, and sold for the consideration described in, the Registration Statement (provided that (i) the price of such shares is not less than the par value thereof and (ii) the number of shares of Class J Common Stock issued does not exceed the authorized number of shares of Class J Common Stock as of the date of issuance of the shares), validly issued, fully paid and non-assessable by the Company.

          We consent to the filing of this opinion with Post-Effective Amendment No. 21 to the Registration Statement to be filed by the Company with the Securities and Exchange Commission.


                              Very truly yours,



                              /s/ DRINKER BIDDLE & REATH LLP
                              ------------------------------
                              DRINKER BIDDLE & REATH LLP